Exhibit 99

Ameron Reports Stronger-Than-Expected Fourth Quarter and 2009 Results

PASADENA, Calif.--(BUSINESS WIRE)--January 29, 2010--Ameron International Corporation (NYSE:AMN) today reported net income of $33.3 million, or $3.63 per diluted share, in the year ended November 30, 2009, compared to net income of $58.6 million, or $6.39 per diluted share, in the year ended November 30, 2008. Consolidated sales totaled $546.9 million in 2009, compared to $667.5 million in 2008. In addition, Ameron’s unconsolidated joint-venture companies had lower sales of $146.1 million in 2009, compared to $469.7 million in 2008. Earnings in 2009 included $.09 per diluted share from discontinued operations associated with the previously-divested Performance Coatings & Finishes business.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “Despite the challenging market conditions caused by the global recession, Ameron achieved a profitable 2009 and delivered a strong fourth quarter. The company generated solid cash flow from operations of almost $126 million in 2009 and continues to maintain a healthy balance sheet, with liquidity and available capital resources to support operations and to fund internal and external investment opportunities. We reduced costs, improved productivity, and generated cash while continuing to make investments for the Company’s future. Ameron remains well positioned in its key markets to benefit when the economy recovers.”

Earnings per diluted share in the fourth quarter of 2009 totaled $1.53, compared to earnings per diluted share of $1.91 in the fourth quarter of 2008. Sales totaled $136.6 million in the fourth quarter of 2009, compared to $187.9 million in the fourth quarter of 2008. The fourth quarter of 2009 included pretax benefits of $3.6 million from insurance recoveries and the after-tax benefit of $.8 million (or $.09 per diluted share) from discontinued operations. Additionally, the 2009 fourth-quarter earnings included a tax benefit of $1.9 million associated with current plans to utilize net operating loss carry forwards from the Company’s subsidiary in the Netherlands.

The Fiberglass-Composite Pipe Group’s sales and segment income were lower in 2009, compared to 2008. Fiberglass-Composite Pipe’s sales decreased $48.7 million, or 18%; while segment income decreased $12.8 million, or 16%. Earnings from operations in the U.S., Europe and Brazil declined; while earnings from Asian operations improved, compared to the prior year. Worldwide demand declined in key onshore oilfield, chemical and industrial market segments. However, marine and offshore markets remained strong, sustained by new vessel construction at Asian shipyards. Onshore oilfield demand remains weak due to the lack of financing and volatile energy prices. Chemical and industrial markets continue to be impacted by the recessionary environment. Marine and offshore markets remain relatively healthy. While the total Group is operating at historically high levels, the Fiberglass-Composite Pipe Group will continue to be impacted by the economic environment in 2010.

The Infrastructure Products Group had lower sales and segment income in 2009, due to soft economic conditions and the impact on residential and commercial construction markets. Sales and segment income of both the Pole Products and Hawaii Divisions were lower in 2009, compared to 2008. Sales declined $34.8 million, or 19%; while segment income declined $12.3 million, or 48%. Demand for aggregates and ready-mix on both Oahu and Maui declined as construction spending in Hawaii softened due to the recessionary economy. Military and governmental spending in Hawaii provided a stable base business; however, residential and commercial construction, including construction of timeshare units, resorts and high-rise condominium projects, was down. The State of Hawaii’s fiscal challenges and the lower level of tourism are expected to delay a recovery in Hawaiian construction. The U.S. residential housing crisis impacted the Pole Products Division, further reducing demand for decorative concrete poles for residential lighting applications. Housing starts and permits in the U.S. remain at historically low levels, and recovery of the residential market is not expected in the short term.

The Water Transmission Group had lower sales but returned to profitability in 2009, compared to 2008. Sales declined $38.0 million, or 18%; while segment income improved $11.2 million. Both the water pipe and wind tower businesses were profitable in 2009. The 2009 improvement came from manufacturing efficiencies, cost reductions and completion of low-margin projects during 2008. Wind tower sales were flat in 2009, while backlogs declined during 2009 due to the lack of new orders caused by the inability of wind farm developers to obtain project financing. The water pipe business was also affected by the low bid activity in the water and wastewater markets in the western U.S. in 2009. The lack of bid activity was due to tight municipal and state budgets, the lack of available project financing, and the timing of major water transmission pipelines. While a number of major wind tower and pipe projects are being followed and planning activities have increased, it is uncertain when owners, water agencies and municipalities will proceed with these projects.

TAMCO’s sales were down 77% in 2009, compared to 2008, due to the significant decline in infrastructure spending in the western U.S. Both selling prices and volumes were lower. Shipments during 2009 totaled approximately 35% of TAMCO’s production capacity. TAMCO’s net loss in 2009 totaled $12.0 million, compared to net income of $22.9 million in 2008, though TAMCO’s quarterly losses moderated due to operating cost reductions. Ameron’s share of TAMCO’s net loss was $5.5 million after taxes in 2009, compared to income of $10.3 million in 2008. Demand for steel rebar in TAMCO’s key markets in the western U.S. is not expected to recover in the short term. Given the low level of demand, TAMCO will continue to control costs and operate its plant intermittently as incoming orders and inventory levels warrant.

The current economic conditions continue to make forecasting challenging. The first quarter in 2010 could be weaker than in 2009. Full-year earnings are forecasted to be between $2.75 and $3.25 per share, before unusual items. Results could be stronger if the economy improves sooner than expected. The full year remains heavily dependent on the global economic recovery and the ongoing progress of the Company’s internal initiatives.

“Looking forward, we believe that our three business segments are well positioned to take advantage of any uptick in the demand for infrastructure projects. We remain optimistic that as the global economy recovers and stabilizes, the Company will capitalize on its strong market positions and achieve superior long-term results. Key areas of focus in 2010 will be continued cost control and margin improvement to maximize profitability and cash flow. We remain committed to maximizing our organic growth opportunities and reviewing our external investment and strategic options as we seek to enhance long-term shareholder value,” James S. Marlen concluded.

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended August 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended November 30,

(Dollars in thousands, except per share data)	2009	2008	2007
Sales	$546,944	$667,543	$631,010
Cost of sales	(401,492)	(513,922)	(484,981)
Gross profit	145,452	153,621	146,029

Selling, general and administrative expenses	(99,976)	(98,166)	(97,870)
Other income, net	7,448	8,222	6,030
Income from continuing operations before interest, income taxes and equity in (loss)/earnings of joint venture	52,924	63,677	54,189
Interest income, net	588	1,533	1,927
Income from continuing operations before income taxes and equity in (loss)/earnings of joint venture	53,512	65,210	56,116
Provision for income taxes	(15,517)	(16,955)	(10,359)
Income from continuing operations before equity in (loss)/earnings of joint venture	37,995	48,255	45,757
Equity in (loss)/earnings of joint venture, net of taxes	(5,512)	10,337	15,383
Income from continuing operations	32,483	58,592	61,140
Income from discontinued operations, net of taxes	817	-	6,099
Net income	$33,300	$58,592	$67,239

Basic earnings per share:
Income from continuing operations	$3.54	$6.42	$6.77
Income from discontinued operations, net of taxes	.09	-	.68
Net income	$3.63	$6.42	$7.45

Diluted earnings per share:
Income from continuing operations	$3.54	$6.39	$6.73
Income from discontinued operations, net of taxes	.09	-	.67
Net income	$3.63	$6.39	$7.40

Weighted-average shares (basic)	9,166,558	9,124,557	9,029,487
Weighted-average shares (diluted)	9,184,771	9,169,056	9,090,846

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	As of November 30,

(Dollars in thousands)	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$181,114	$143,561
Receivables, less allowances of $5,351 in 2009 and $7,009 in 2008	151,210	181,961
Inventories	62,700	95,645
Deferred income taxes	19,795	25,582
Prepaid expenses and other current assets	11,585	10,053

Total current assets	426,404	456,802

Investments
Equity method venture	30,626	14,428
Cost method ventures	3,784	3,784

Property, plant and equipment
Land	46,029	38,679
Buildings	100,583	85,555
Machinery and equipment	345,604	306,177
Construction in progress	32,306	37,386

Total property, plant and equipment at cost	524,522	467,797
Accumulated depreciation	(286,014)	(261,635)

Total property, plant and equipment, net	238,508	206,162
Deferred income taxes	14,321	4,763
Goodwill and intangible assets, net of accumulated amortization of $1,257 in 2009 and $1,197 in 2008	2,088	2,108
Other assets	46,818	38,275

Total assets	$762,549	$726,322

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	As of November 30,

(Dollars in thousands, except per share data)	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$7,366	$16,763
Trade payables	44,052	52,613
Accrued liabilities	77,515	79,538
Income taxes payable	10,004	10,443

Total current liabilities	138,937	159,357

Long-term debt, less current portion	30,933	35,989
Deferred income taxes	1,710	3,806
Other long-term liabilities	99,379	50,050

Total liabilities	270,959	249,202

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,203,836 shares in 2009 and 9,188,692 shares in 2008, net of treasury shares	29,920	29,805
Additional paid-in capital	59,531	54,447
Retained earnings	500,224	478,968
Accumulated other comprehensive loss	(42,036)	(31,475)
Treasury Stock (2,758,356 shares in 2009 and 2,733,300 shares in 2008)	(56,049)	(54,625)

Total stockholders' equity	491,590	477,120

Total liabilities and stockholders' equity	$762,549	$726,322

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
626-683-4000